                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                       Arrow Automotive Industries, Inc.

                (Name of Registrant as Specified In Its Charter)
                                      [ ]
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                       ARROW AUTOMOTIVE INDUSTRIES, INC.
                                 3 SPEEN STREET
                        FRAMINGHAM, MASSACHUSETTS 01701

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                                          Framingham, Massachusetts
                                          October 22, 1997

     The 1997 Annual Meeting of Stockholders of Arrow Automotive Industries, Inc. (the "Company") will be held at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, Massachusetts 02110, on Thursday November 13, 1997 at 10:00 a.m. for the following purposes:

          1. To elect directors of the Company;

          2. To approve the selection of the accounting firm of Ernst & Young LLP as auditors of the Company for the current fiscal year; and

          3. To consider and act upon any matters incidental to the foregoing, and to transact such other business as may properly come before the meeting.

     The Board of Directors has designated the close of business on October 14, 1997, as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting.

                                          LAWRENCE M. LEVINSON
                                          Clerk

     A copy of the Annual Report of the Company for the fiscal year ended June 28, 1997, is being mailed to stockholders herewith. The Annual Report should not be considered a part of the attached proxy materials.

                       ARROW AUTOMOTIVE INDUSTRIES, INC.

                                PROXY STATEMENT

                  FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS

     This statement is furnished to the stockholders of Arrow Automotive Industries, Inc. (hereinafter, the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 1997 Annual Meeting of Stockholders, and any adjournment of that meeting. The Annual Meeting of Stockholders will be held at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, Massachusetts 02110, on Thursday, November 13, 1997, at 10:00 a.m. Each proxy delivered pursuant to this solicitation is revocable at any time before it is voted, at the option of the person executing such proxy, by notifying the Company in writing, by submitting a later dated proxy or by personal vote at the meeting. This proxy statement is being mailed to stockholders on or about October 22, 1997.

     At the close of business on October 14, 1997, the Company had 2,873,083 outstanding shares of Common Stock. Each share of outstanding Common Stock is entitled to one vote. Only holders of Common Stock of record on the books of the Company at the close of business on October 14, 1997, are entitled to receive notice of and to vote at the 1997 Annual Meeting of Stockholders. The Company's by-laws require that the holders of a majority of the shares of the Company's Common Stock then outstanding and entitled to vote be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Each nominee for director receiving a plurality of votes will be elected as a director. Abstentions from voting on a matter by a stockholder present in person or by proxy and broker "non-votes" will not be counted in determining the number of shares voted for the election of directors or any other matter, but will be counted for purposes of attaining a quorum.

         PART I:  MATTERS TO BE SUBMITTED FOR STOCKHOLDER CONSIDERATION

                             ELECTION OF DIRECTORS
                              (NOTICE ITEM NO. 1)

     The Board of Directors has fixed the total number of directors at ten, consisting of two classes of three directors each and one class of four directors. Each director of the Company is elected for a term of three years, with the terms of office of each class ending in successive years. The terms of office of Jim L. Osment, James F. Fagan and Winthrop P. Rockefeller expire effective as of the date of the 1997 Annual Meeting of Stockholders. At the meeting, the persons named in the accompanying proxy intend to vote for the re-election of Messrs. Osment, Fagan and Rockefeller for a three-year term expiring on the date of the 2000 Annual Meeting of Stockholders, unless authority to do so is withheld. All of the nominees are presently members of the Board of Directors. Each of the aforesaid nominees has communicated to the Company his consent to being named in this proxy statement and to serve as a director if elected. Although the Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director if elected, in the event of such inability, the proxy holders shall have the right to either vote for such substitute, if any, as the present Board of Directors may designate, or to fix the number of directors at such lesser number as will equal the number of nominees that are able to serve.

     The Board of Directors recommends that the stockholders vote for the election of all nominees for directors.

                             SELECTION OF AUDITORS
                              (NOTICE ITEM NO. 2)

     The accounting firm of Ernst & Young LLP has been selected by the Board of Directors to audit the books, records and accounts of the Company for the current fiscal year, and the stockholders will be asked at the meeting to approve this selection. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders. The Ernst & Young LLP representative will be provided an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

     The Board of Directors recommends that the stockholders vote to approve the selection of this firm.

                        PART II:  ADDITIONAL INFORMATION

             PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

     The following chart shows, as of October 14, 1997, (i) those stockholders who each owned beneficially more than five (5%) percent of the outstanding Common Stock of the Company (the one class of the Company's voting securities),
(ii) the beneficial ownership of each such principal stockholder, each director, each nominee for director, the chief executive officer and each of the other four most highly compensated executive officers of the Company (each a "Named Executive Officer"), and (iii) the beneficial ownership of all directors and executive officers of the Company as a group (which group consisted of 15 members as of October 14, 1997):

                                                                 AMOUNT AND
                   NAME OF BENEFICIAL OWNER                      NATURE OF             PERCENTAGE
                  (ADDRESS IS SHOWN ONLY FOR                     BENEFICIAL            BENEFICIALLY
                   PRINCIPAL STOCKHOLDERS)                      OWNERSHIP(1)             OWNED
--------------------------------------------------------------  ------------           ----------
Lawrence M. Levinson..........................................    1,385,555(2)            48.23%
  c/o Burns & Levinson LLP
  125 Summer Street
  Boston, Massachusetts
  (Director)
Mary S. Holzwasser............................................      536,567(3)            18.68%
  25 Wachusett Road
  Chestnut Hill, Massachusetts
  (Director)
Mary S. Holzwasser, Joseph Segal and Lawrence M. Levinson, as
Trustees of the Trust u/w/o Albert S. Holzwasser..............      526,567(2)(3)(4)      18.33%
  c/o Arrow Automotive Industries, Inc.
  3 Speen Street
  Framingham, Massachusetts
Harry A. Holzwasser...........................................      176,979                6.16%
  6961 Lake Estates Court
  Boca Raton, Florida
  (Director and Named Executive Officer)
Dimensional Fund Advisors, Inc................................      170,900(5)             5.95%
  1229 Ocean Avenue
  Santa Monica, California
Jim L. Osment.................................................       55,000(6)              1.9%
  (Director and Named Executive Officer)
Joel D. Holzwasser............................................       27,210(7)            *
  (Director)

                                                                 AMOUNT AND
                   NAME OF BENEFICIAL OWNER                      NATURE OF             PERCENTAGE
                  (ADDRESS IS SHOWN ONLY FOR                     BENEFICIAL            BENEFICIALLY
                   PRINCIPAL STOCKHOLDERS)                      OWNERSHIP(1)             OWNED
--------------------------------------------------------------  ------------           ----------
Robert A. Holzwasser..........................................       27,210(7)            *
  (Director and Named Executive Officer)
James F. Fagan................................................       14,500(8)            *
  (Director and Named Executive Officer)
Alan Steinert, Jr. ...........................................          100               *
  (Director)
Stephen D. Hoane..............................................            0               *
  (Named Executive Officer)
Winthrop P. Rockefeller.......................................            0               *
  (Director)
Marvin Almy...................................................            0               *
  (Director)
                                                                ------------           ----------
All directors and executive officers of the Company as a group
  (15 persons)................................................    1,722,360(9)            58.32%

---------------
 * Represents beneficial ownership of less than one percent of the Company's outstanding shares of Common Stock.

(1) Shares are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote, to direct the voting and/or to dispose or direct the disposition of such security, or if the person has the right to acquire beneficial ownership within sixty (60) days, unless otherwise indicated in the following footnotes. All shares listed in the above table represent shares owned directly, unless otherwise stated in a footnote.

(2) Includes the following:

     (a) 840,988 shares held as Trustee under the Arrow Automotive Industries, Inc. Voting Trust Agreement dated March 28, 1990, as amended, between Mary S. Holzwasser and Mr. Levinson (the "Voting Trust Agreement"), pursuant to which the Trustee has sole voting and dispositive power with respect to all shares subject thereto. The term of the Voting Trust Agreement expires on March 28, 1998, subject to earlier termination by the Trustee in his sole discretion.

     (b) 526,567 shares held by the Trust u/w/o Albert S. Holzwasser (see Note 4 below), of which Mr. Levinson is one of three Trustees. The Trustees, acting by majority vote, have voting and dispositive power with respect to the shares held by the Trust.

     (c) 10,000 shares held by the Mary S. Holzwasser Charitable Trust (the "Charitable Trust") under a Declaration of Trust dated August 23, 1979, of which Mr. Levinson is a co-Trustee with Mary S. Holzwasser. Mr. Levinson and Mrs. Holzwasser, as co-Trustees, have voting and dispositive power with respect to the shares subject to the Charitable Trust. The term of the Charitable Trust is perpetual unless terminated by the Trustees.

(3) Includes the following:

     (a) 526,567 shares held by the Trust u/w/o Albert S. Holzwasser (see Note 4 below), of which Mrs. Holzwasser is one of three Trustees. The Trustees, acting by majority vote, have voting and dispositive power with respect to the shares held by the Trust. The term of the Trust expires on the date of the death of Mrs. Holzwasser.

     (b) 10,000 shares held by the Mary S. Holzwasser Charitable Trust (the "Charitable Trust") under a Declaration of Trust dated August 23, 1979, of which Mrs. Holzwasser is a co-Trustee with Lawrence M. Levinson. Mr. Levinson and Mrs. Holzwasser, as co-Trustees, have voting and dispositive power with respect to the shares subject to the Charitable Trust. The term of the Charitable Trust is perpetual unless terminated by the Trustees.

In addition to the foregoing, Mary S. Holzwasser (i) is the sole beneficiary of the Voting Trust Agreement described in Note 2(a) above, and upon expiration of said Voting Trust Agreement on March 28, 1998 (assuming no extension) she will obtain voting and dispositive power with respect to the shares subject thereto; and (ii) has entered into a Pledge Agreement with Harry A. Holzwasser, pursuant to which she received a pledge of and security interest in 100,000 shares of the Common Stock of the Company held by Mr. Holzwasser to secure certain indebtedness of Mr. Holzwasser to Mrs. Holzwasser. If the Voting Trust Agreement were to expire and an event of default were to occur under the Pledge Agreement at a time when Mrs. Holzwasser was living and still a Trustee under the Trust u/w/o Albert S. Holzwasser and the Mary S. Holzwasser Charitable Trust, Mrs. Holzwasser could, by exercise of her rights under the Pledge Agreement, acquire beneficial ownership of up to 1,477,555 shares of the Common Stock of the Company, representing approximately 51.43% of the presently issued and outstanding Common Stock of the Company.

(4) The principal beneficial interest in the Trust u/w/o Albert S. Holzwasser is held by Mary S. Holzwasser during her lifetime, and thereafter by Harry A. Holzwasser, Mary Sue Rosenthal and Jo-Ann Cohn. Mary Sue Rosenthal and Jo-Ann Cohn are the adult daughters of Mary S. Holzwasser. The Trustees, acting by majority vote, have voting and dispositive power with respect to the subject shares. The term of the Trust expires on the date of the death of Mrs. Holzwasser.

(5) As reported in the Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. ("Dimensional") on or about February 5, 1997. Dimensional, a registered investment advisor, has advised the Company that it holds these shares in the portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has further advised the Company that it disclaims beneficial ownership of such shares.

(6) Includes presently exercisable options to purchase 25,000 shares under the Company's 1993 Incentive Stock Option Plan.

(7) Includes presently exercisable options to purchase 8,500 shares under the Company's 1993 Incentive Stock Option Plan.

(8) Includes presently exercisable options to purchase 12,500 shares under the Company's 1993 Incentive Stock Option Plan.

(9) Includes presently exercisable options to purchase a total of 80,000 shares under the Company's 1993 Incentive Stock Option Plan.

                               BOARD OF DIRECTORS

     The following table sets forth certain information concerning each director whose term is continuing and each director nominated for election or re-election. The principal occupation of each director, except as otherwise indicated in the table, has remained unchanged during the past five years.

                                                                               YEAR FIRST
       DIRECTORS CONTINUING FOR TERMS                                           ELECTED       TERM
          EXPIRING IN 1998 OR 1999                                       AGE    DIRECTOR    EXPIRING
--------------------------------------------                             ---   ----------   --------
Mary S. Holzwasser(1)..................................................  85       1945        1998
  Investor; Formerly an Officer of the
  Company
Harry A. Holzwasser(2).................................................  73       1948        1998
  Chairman of the Board of the Company
Lawrence M. Levinson(3)................................................  79       1971        1998
  Clerk of the Company; Partner at Burns &
  Levinson LLP, Attorneys, Boston,
  Massachusetts
Marvin Almy(4).........................................................  52       1997        1998
  Self Employed Marketing Consultant in the
  Automotive Aftermarket Industry (March
  1996 - present); President of the
  Association of Automotive Aftermarket
  Distributors (August 1985 - December,
  1995)
Alan Steinert, Jr.(5)..................................................  61       1983        1999
  Chief of Staff, Executive Office of Health
  and Human Services, Commonwealth of
  Massachusetts (October, 1995 - present)
  Under Secretary, Executive Office of
  Environmental Affairs of the Commonwealth
  of Massachusetts (May 1993 - October,
  1995); President, The Eastern Company
  (1986 - November, 1991)
Robert A. Holzwasser(2)................................................  43       1983        1999
  Vice President -- Engineering Operations
  and Product Development of the Company
Joel D. Holzwasser(2)..................................................  41       1984        1999
  Vice President -- Advertising and Public
  Relations of the Company

             NOMINEES FOR TERM
              EXPIRING IN 2000
--------------------------------------------
Jim L. Osment..........................................................  58       1989        1997
  President and Chief Executive Officer of
  the Company
James F. Fagan.........................................................  49       1989        1997
  Executive Vice President, Treasurer and
  Chief Financial Officer of the Company
Winthrop P. Rockefeller................................................  49       1993        1997
  Lieutenant Governor of the State of
  Arkansas (January, 1997 - present);
  Chairman of the Board and Chief Executive
  Officer of Winrock Farms, Inc.

---------------
(1) Mary S. Holzwasser is the widow of Albert S. Holzwasser, the founder of the Company.

(2) Harry A. Holzwasser is the father of Robert A. Holzwasser and Joel D. Holzwasser, and the son of the late Albert S. Holzwasser, the founder of the Company.

(3) Lawrence M. Levinson is also a director of Independent Bank Corp. and Sonesta International Hotels Corporation.

(4) In June, 1997, the Board of Directors voted to (a) amend the Company's By-Laws to increase the maximum number of Directors from nine (9) to ten
    (10); (b) increase the number of Directors in the class whose term expires on the date of the 1998 Annual Meeting of Shareholders from three (3) to four (4); and (c) elect Marvin Almy as a Director of the Company to serve as the fourth Director in the class of Directors whose term expires on the date of the 1998 Annual Meeting of Stockholders.

(5) Mr. Steinert is also a director of Fantom Technologies Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company has a standing Executive Committee, Audit Committee and Compensation, Bonus and Stock Option Plan Committee of the Board of Directors. There are no nominating or similar committees of the Board of Directors.

     The Executive Committee is comprised of Lawrence M. Levinson (Chairman), Harry A. Holzwasser and Jim L. Osment. The Executive Committee possesses, with certain exceptions, all of the power and authority of the Board of Directors in the management and direction of the business, property and affairs of the Company. The Executive Committee had no meetings and took no actions by unanimous written consent during fiscal 1997.

     The Audit Committee consists of Alan Steinert, Jr. (Chairman), Lawrence M. Levinson and Winthrop P. Rockefeller. The function of the Audit Committee is to make recommendations to the Board regarding the engagement of independent public accountants, to review and approve the scope of the audit and the fees and other arrangements with respect to such services, to review with the independent public accountants the results of the audit engagement, and to generally review the adequacy of the Company's accounting systems and internal controls. There were four (4) meetings of the Audit Committee during the 1997 fiscal year.

     The Compensation, Bonus and Stock Option Plan Committee consists of Lawrence M. Levinson (Chairman), Winthrop P. Rockefeller and Alan Steinert, Jr. The function of this Committee is to review and make recommendations to the Board with respect to compensation and bonuses for officers of the Company, and to administer the Company's 1993 Incentive Stock Option Plan. The Compensation, Bonus and Stock Option Plan Committee held no meetings and took no actions by unanimous written consent during the 1997 fiscal year.

     The Board of Directors held ten (10) meetings during the 1997 fiscal year, and took two actions by unanimous written consent. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he or she served during fiscal 1997, except for Winthrop P. Rockefeller and Mary S. Holzwasser who attended 57% and 50%, respectively, of the meetings of the Board of Directors and the committees on which they served.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information concerning each executive officer of the Company. The term of office of each executive officer extends until the first meeting of the Board of Directors following the Annual Meeting of Stockholders and thereafter until the executive officer's successor is duly chosen and qualified, or until the executive officer's earlier resignation, death, removal from office or disqualification.

        NAME OF EXECUTIVE OFFICER                     EXECUTIVE OFFICE HELD               AGE
------------------------------------------  ------------------------------------------    ----
Harry A. Holzwasser(1)....................  Chairman of the Board                           73
Jim L. Osment(1)..........................  President and Chief Executive Officer           58
James F. Fagan(1).........................  Executive Vice President, Treasurer and         49
                                            Chief Financial Officer
Robert A. Holzwasser(1)...................  Vice President -- Engineering Operations        43
                                            and Product Development
Joel D. Holzwasser(1).....................  Vice President -- Advertising and Public        41
                                            Relations
Charles W. DeVore(2)......................  Vice President -- Corporate Administration      56
Kathaleen M. Carroll-Coelho(3)............  Vice President and Controller                   42
W. Harold Henderson(4)....................  Vice President -- Manufacturing                 57
Terry Reynolds(5).........................  Vice President -- Human Resources               52
Stephen D. Hoane(6).......................  Vice President -- Sales                         47

---------------
(1) Harry A. Holzwasser, Robert A. Holzwasser, Joel D. Holzwasser, Jim L. Osment and James F. Fagan are also directors of the Company. Reference is made to the section entitled "Board of Directors" for further information concerning their background.

(2) Mr. DeVore was elected a vice president of the Company in April, 1989.

(3) Mrs. Carroll-Coelho was elected a vice president of the Company in June, 1990.

(4) Mr. Henderson was elected a vice president of the Company in July, 1990.

(5) Mr. Reynolds was elected a vice president of the Company in December, 1993, after serving as Director of Human Resources for Manufacturing Operations of the Company from December, 1990 to December, 1993.

(6) Mr. Hoane was elected a vice president of the Company in September, 1995. Prior to September, 1995, Mr. Hoane served as Corporate Director of Sales for Crane Technologies from February, 1995 to September, 1995, and as the National Sales Manager of the Company from July, 1994 to February, 1995 and Regional Sales Manager of the Company from May, 1991 to July, 1994.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company for the 1995-1997 fiscal years to the Company's Chief Executive Officer and each of the other four most highly paid executive officers of the Company (each a "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                       ---------------------------------
                                             ANNUAL COMPENSATION
                                          --------------------------           AWARDS
                                                              OTHER    -----------------------   PAYOUTS
                                                             ANNUAL    RESTRICTED   SECURITIES   -------
                                                             COMPEN-     STOCK      UNDERLYING    LTIP     ALL OTHER
                                           SALARY    BONUS   SATION     AWARD(S)     OPTIONS/    PAYOUTS   COMPENSA-
  NAME AND PRINCIPAL POSITION     YEAR      ($)       ($)      ($)        ($)        SARS(#)       ($)     TION ($)
--------------------------------  -----   --------   -----   -------   ----------   ----------   -------   ---------
Jim L. Osment, Chief............   1997   $224,135    --     $  795 (1)     --          --         --       $ 1,665(1)(2)
Executive Officer                  1996   $244,231    --     $  724 (1)     --          --         --       $ 1,625(1)(2)
and President                      1995   $247,116    --     $  619 (1)     --          --         --       $ 1,565(1)(2)
Harry A. Holzwasser.............   1997   $357,945    --     $3,175 (1)     --          --         --       $ 4,485(1)
Chairman of the Board              1996   $396,157    --     $3,640 (1)     --          --         --       $ 5,141(1)
                                   1995   $400,836    --     $3,055 (1)     --          --         --       $ 4,583(1)
James F. Fagan..................   1997   $161,689    --     $  259 (1)     --          --         --       $   710(1)(2)
Executive Vice President,          1996   $175,846    --     $  254 (1)     --          --         --       $   848(1)(2)
Treasurer and Chief                1995   $177,924    --     $  121 (1)     --          --         --       $   704(1)(2)
Financial Officer
Robert A. Holzwasser............   1997   $108,382    --     $   95 (1)     --          --         --       $   565(1)(2)
Vice President --                  1996   $117,872    --     $   95 (1)     --          --         --       $   499(1)(2)
Engineering Operations             1995   $118,372    --     $   84 (1)     --          --         --       $   498(1)(2)
And Product Development
Stephen D. Hoane................   1997   $103,301    --         --        --           --         --       $   389(2)
Vice President -- Sales            1996   $ 92,664    --         --        --           --         --       $   172(2)
                                   1995   $ 39,019    --         --        --           --         --       $   127(2)

---------------
(1) The Company has Executive Life Insurance Agreements with certain of the Named Executive Officers, which agreements are funded by so-called "split-dollar" life insurance policies on the lives of the participating executive officers. These agreements, in conjunction with the Company's group life insurance plan, are intended to provide the named executives with the same life insurance benefit currently provided to all executive employees of the Company (i.e. three times salary, not to exceed $625,000). The Company is the sole owner of the life insurance policies funding these agreements, and all proceeds therefrom in excess of the executive's death benefit are payable to the Company. The death benefit payable with respect to each executive is limited in all events to that portion of the proceeds of the life insurance policy payable to his beneficiaries by the insurance company under the terms of the policy, and the Company is under no obligation to maintain these policies in effect or to purchase replacement policies in the event of their cancellation. The Executive Life Insurance Agreements require that the executive pay that portion of the premiums on the underlying insurance policies which is equal to the cost of one-year term insurance or an equivalent amount, and that the Company pay the balance of such premiums. During each of the last three fiscal years, the Company has reimbursed each of the participating executives for that portion of the premium required to be paid by them, grossed-up to cover the executive's tax liability for such reimbursement. Included in the Summary Compensation Table under the heading "All Other Compensation" are the amounts reimbursed to certain of the Named Executive Officers for their portion of the premiums, and included in said table under the heading "Other

    Annual Compensation" are the amounts of the gross-ups paid to certain of the Named Executive Officers to cover their tax liability in respect of such reimbursements.

(2) The Company maintains a 401(k) plan for its employees, including the Named Executive Officers. Under the plan, the Company makes matching contributions to the employees in an amount equal to 10% of elective deferrals that an employee makes, provided that no match is available for 401(k) deferrals that exceed 4% of the employee's compensation and further provided that all matching contributions meet a certain non-discrimination test. Included in the Summary Compensation Table under the heading "All Other Compensation" are the amounts of the Company's matching contributions made under the plan for the 1995, 1996 and 1997 fiscal years on behalf of the Named Executive Officers.

COMPENSATION OF DIRECTORS

     Lawrence M. Levinson, Winthrop P. Rockefeller and Alan Steinert, Jr. each received a $10,000 director's fee for fiscal 1997. Neither Mrs. Holzwasser nor any director who is also an employee of the Company is paid any fees or other remuneration for service on the Board of Directors or any board committee.

EMPLOYMENT CONTRACTS

     In May, 1991, the Company entered into five-year employment agreements with Jim L. Osment and James F. Fagan. In May, 1994, these agreements were amended to extend the term until June, 1999, and to increase their respective minimum annual salaries from $200,000 to $250,000 for Mr. Osment and from $150,000 to $180,000 for Mr. Fagan. Upon termination of either Mr. Osment's or Mr. Fagan's employment due to mental or physical disability or illness, the Company is obligated to continue to pay them their respective base salaries until they become eligible to receive benefits under a Company maintained disability insurance plan, or if they are not participants in or otherwise not eligible to receive benefits under a Company maintained disability insurance plan, for a period of three (3) months following the date of such termination. Upon termination of either Mr. Osment's or Mr. Fagan's employment agreement as a result of a change of control which is not approved by the Board of Directors, the Company is obligated to (i) continue any fringe benefits for the remainder of the term of the employment agreement, which include pension or profit sharing plans and any accident or health insurance plans; and (ii) pay the employee an amount equal to three times the average annual compensation paid to him for the previous five taxable years of the Company, less the sum of the present value of any fringe benefits provided pursuant to the foregoing clause (i) plus one dollar. The Company has a right to terminate these agreements for "proper cause," as defined in the agreements, in which event the employee would not be entitled to receive any further compensation or benefits under the agreements, except for compensation then due and payable but remaining unpaid. These agreements also contain non-competition and confidentiality commitments.

     In June, 1993, the Company entered into an employment agreement with Harry
A. Holzwasser for an initial term ending in June, 1998, which term was to be automatically extended for an unlimited number of successive terms of one year each unless and until terminated by the Company by giving written notice not less than 6 months prior to the end of the initial term or any one year continuation. The agreement was amended in August, 1995 to limit the number of successive one-year terms following the initial term for which the agreement may be extended to two, and to require that Mr. Holzwasser serve in a consulting capacity to the Company at the Company's request for a period of five (5) years following the expiration of his employment with the Company. This agreement, as amended, provides for a minimum annual salary of $405,000 throughout the term of his employment, and an annual amount equal to 50% of this minimum annual salary for a period of five years following the expiration of the term of his employment. The Company has a right to terminate this agreement for "proper cause," as defined in the agreement, in which event Mr. Holzwasser would not be entitled to receive any further compensation or benefits under the agreement, except for compensation then due and payable but remaining unpaid. In the event of his total disability during the initial term or any continuation of the term of his employment under the agreement, the Company is obligated to pay Mr. Holzwasser an annual amount equal to 50% of his minimum annual salary (less the amount of any proceeds received by him under any disability insurance policy maintained by the Company) commencing on the date of total disability and continuing for the duration of such total disability but not for more than five years. In the event of Mr. Holzwasser's death during the initial term or any continuation of the term of his employment under this agreement, the Company is obligated to pay to Carole Holzwasser, Mr. Holzwasser's wife, an annual amount equal to 50% of his minimum annual salary commencing on the date of his death and continuing for a period of five years, less the time, if any, Mr. Holzwasser was disabled. This agreement also contains non-competition and confidentiality commitments.

     In June, 1996, Messrs. Osment, Fagan and Holzwasser agreed to a ten percent reduction in their respective base salaries. In June, 1997, Mr. Holzwasser agreed to further reduce his base salary to fifty percent of his contract amount (i.e. from a contract amount of $405,000 per annum to $202,250 per annum); Mr. Osment agreed to further reduce his base salary by an additional ten percent of the previously reduced amount, representing a total reduction of nineteen percent of his contract amount (i.e. from a contract amount of $250,000 per annum to $202,500 per annum); and Mr. Fagan agreed to further reduce his base salary by an additional five percent of his previously reduced amount, representing a total reduction of fourteen and one-half percent of his contract amount (i.e. from a contract amount of $180,000 per annum to $153,900 per annum). The foregoing salary reductions were all voluntary, and Messrs. Osment, Fagan and Holzwasser have the right on a prospective basis to restore their salaries to their respective contract rates at any time.

PENSION PLANS

     The Company has Supplemental Benefit Agreements with two Named Executive Officers, Messrs. Osment and Fagan. These agreements provide that in the event of the death, retirement, termination of employment following a change of control or other termination of the executive's employment by the executive or by the Company for any reason (with or without cause), except by reason of criminal or dishonest acts or acts of moral turpitude by the executive, the Company shall pay to the executive officer or his beneficiaries until his death or for a period of ten years, whichever is longer, an annual amount equal to 50% of the executive officer's average annual base salary (exclusive of bonuses and other benefits) during the last 36 months of his employment with the Company. No termination or retirement benefits are payable to the executive officer under the agreement unless his retirement or termination of employment occurs after the later of the executive officer's 55th birthday or the date on which the executive officer has been continuously employed by the Company for a period of 15 years, except in the event of the executive's death or a change of control of the Company. The Supplemental Benefit Agreements also contain non-competition and confidentiality commitments by the executive officer. The Company's obligations under the Supplemental Benefit Agreements are limited in all events to an amount not greater than the benefits available to the Company under life insurance policies carried by the Company on the life of such executive officer to fund such obligations, less the aggregate net outlay by the Company on such policies. The estimated annual benefits payable under the Supplemental Benefit Agreements are illustrated in the table below, assuming the stated compensation levels. The benefits under the Supplemental Benefit Agreements are not offset by Social Security benefits.

                               PENSION PLAN TABLE

                            FINAL 3-YEAR AVERAGE               ESTIMATED ANNUAL
                                 BASE SALARY                       BENEFIT
                ---------------------------------------------  ----------------
                     $150,000................................      $ 75,000
                      175,000................................        87,500
                      200,000................................       100,000
                      225,000................................       112,500
                      250,000................................       125,000
                      275,000................................       137,500
                      300,000................................       150,000

     The compensation on which the benefits under the Supplemental Benefit Agreements are based is the amount reported in the salary column of the Summary Compensation Table. Mr. Osment is 58 years old and has been an employee of the Company for more than fifteen years, and therefore has met the service and age requirements under his Supplemental Benefit Agreement. Mr. Fagan is 49 years old and has been an employee of the Company for approximately fourteen years.

STOCK OPTIONS

     During the 1997 fiscal year, no stock options were granted to or exercised by the Named Executive Officers. The following table provides information as to the value of unexercised options held as of June 28, 1997 by named executives.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                              NUMBER OF
                                                                             SECURITIES         VALUE OF
                                                                             UNDERLYING       UNEXERCISED
                                                                             UNEXERCISED      IN-THE-MONEY
                                                                            OPTIONS/SARS      OPTIONS/SARS
                                                                            AT FY-END(#)      AT FY-END($)
                                                                            -------------   ----------------
                                            SHARES ACQUIRED      VALUE      EXERCISABLE/      EXERCISABLE/
                   NAME                     ON EXERCISE(#)    REALIZED($)   UNEXERCISABLE   UNEXERCISABLE(1)
------------------------------------------  ---------------   -----------   -------------   ----------------
Jim L. Osment.............................        --            --             25,000/0        --
Harry A. Holzwasser.......................        --            --                  0/0        --
James F. Fagan............................        --            --             12,500/0        --
Robert A. Holzwasser......................        --            --              8,500/0        --
Stephen D. Hoane..........................        --            --                  0/0        --

---------------

(1) The exercise price of the options was greater than the closing price of the Company's common stock on June 28, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors served on the Compensation, Bonus and Stock Option Plan Committee (the "Committee") of the Company during fiscal 1997:
Lawrence M. Levinson, Alan Steinert, Jr. and Winthrop P. Rockefeller.

     Mr. Levinson, a director and the Clerk of the Company, is a partner of the law firm of Burns & Levinson LLP, counsel for the Company. During the 1997 fiscal year, Burns & Levinson LLP received legal fees from the Company not exceeding five (5%) percent of the firm's gross revenues.

                     REPORT OF THE COMPENSATION, BONUS AND
                       STOCK OPTION PLAN COMMITTEE OF THE
              BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION

     The compensation policies and practices of the Company applicable to its executive officers (including the Chief Executive Officer) are established by the Compensation, Bonus and Stock Option Plan Committee of the Board of Directors (the "Committee"), working in conjunction with senior management and the full Board of Directors. The Committee is composed entirely of individuals who are outside directors.

COMPENSATION PHILOSOPHY

     The Committee periodically reviews and approves, with any modifications it deems appropriate, recommendations developed and submitted by senior management regarding the salaries and other compensation to be paid to all executive officers. In making decisions regarding the compensation of executive officers, the Committee strives to create compensation packages that will attract and retain qualified executives and motivate those individuals to perform to the full extent of their abilities, while at the same time recognizing and promoting the financial interests of the Company's stockholders.

     The Company's executive compensation packages generally consist of base salary, long-term incentive compensation in the form of stock options granted under the Company's incentive stock option plan, and participation in various Company sponsored benefit plans including the Supplemental Benefit Plan, Executive Life Insurance Plan, 401K Plan and Medical Insurance Plan. The Company has entered into employment contracts with certain of its executive officers (including the Chief Executive Officer) which the Committee and the Board of Directors feel are particularly key to the success of the Company going forward (as described above under the caption "Employment Contracts").

SALARIES AND BONUSES

     In determining whether the base salary of any executive officer should be adjusted in any fiscal year or whether any executive should receive a bonus or bonuses in any fiscal year, and the amounts of such adjustments or bonuses, if any, the Committee considers all relevant information, including both objective and subjective factors. The factors typically considered include the individual performance of the executive relative to specific goals established by senior management for that executive, the Chief Executive Officer's and other senior management's perception and evaluation of such individual's performance, any changes or increases in the responsibilities assigned to the individual, the performance of the operations directed by such individual (both operationally and financially), increases in cost of living, and the financial performance of the Company as a whole.

     In fiscal 1997, one executive received a performance based increase in his base salary. Except for this salary increase, none of the executive officers received any bonuses or any increases in their respective base salaries during fiscal 1997.

     In May, 1995, all of the executives (including those with employment contracts) agreed to a ten percent reduction in their base salaries pending improvement of the Company's operating results as part of a Company-wide cost reduction program implemented in the fourth quarter of the 1995 fiscal year to mitigate the effects of the decline in sales experienced by the Company in the third and fourth quarters of the 1995 fiscal year. In light of the improvement in operating results achieved by the Company in the first quarter of fiscal 1996, the base salaries of the executives were restored to prior levels in November, 1995. In June, 1996, however, the executives again agreed to a ten percent reduction in their respective base salaries as a result of the poor operating results achieved by the Company in the third and fourth quarters of fiscal 1996. In June, 1997, the executives agreed to further reduce their respective base salaries by an additional five percent of the previously reduced amount, except for Harry A. Holzwasser and Jim
L. Osment (Chairman and Chief Executive Officer of the Company, respectively) who agreed to larger reductions. Specifically, Mr. Holzwasser agreed to reduce his base salary by fifty percent of his contract amount (i.e., from $405,000 per annum to $202,250 per annum). Mr. Osment's salary reduction is discussed below under the caption "Compensation of Chief Executive Officer." The foregoing reductions remain in effect as of the date hereof. Messrs. Holzwasser, Osment and Fagan have the right on a prospective basis to restore their salaries to their respective contract rates at any time.

INCENTIVE COMPENSATION

     Most of the executives hold stock options granted under the Company's incentive stock option plan. Stock options are intended to serve as long-term incentive compensation. The value of compensation provided to executive officers of the Company in the form of stock options granted under the Company's stockholder approved incentive stock option plans is directly tied to the future performance of the Company's stock. Options granted under these plans have an exercise price equal to the market price of the Company's stock on the date of grant. Accordingly, these options have no value unless subsequent to the date of grant there is appreciation in the market price of the Company's stock. Because of the direct relationship between the value of these options to their recipients and the Company's stock price, the granting of stock options has the effect of aligning the interests of the Company's executives with those of its stockholders. No new stock options were granted to executives during the 1997 fiscal year.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In May, 1994, the Company agreed to an amendment of its employment agreement with Jim L. Osment, President and Chief Executive Officer of the Company, extending the term of the agreement until June 26, 1999, and increasing his base salary from $200,000 per annum to $250,000 per annum. Prior to May, 1994, Mr. Osment had not received an increase in his base salary since the date of his election as President and Chief Executive officer in June, 1990. The Committee approved this amendment and salary increase based on Mr. Osment's contributions and leadership role in the restructuring and turn-around of the Company implemented since his election in 1990, as well as his consistent commitment to and continuing development of programs for the long-term success of the Company. Since Mr. Osment assumed the position of President and Chief Executive Officer of the Company, he has overseen and directed the development and implementation of innovative programs in the areas of purchasing, manufacturing, customer service, sales and marketing. During the period from June, 1990 through the end of fiscal 1994, the Company increased sales levels, returned to profitability and increased stockholders' equity. These results were achieved during a period of difficult economic conditions in the automotive aftermarket, and led to a substantial increase in stockholder value.

     Mr. Osment did not receive any bonuses or any increases in his base salary during fiscal 1997. In May, 1995, Mr. Osment voluntarily reduced his base salary by ten percent pending improvement of the Company's operating results as part of the Company-wide cost reduction program implemented in the fourth quarter described above. His base salary was restored to its prior level in November, 1995, due to the improvement in operating results achieved by the Company during the first quarter of fiscal 1996. However, because of the poor operating results experienced by the Company in the third and fourth quarters of fiscal 1996, Mr. Osment agreed again to reduce his base salary by ten percent in June, 1996, pending improvement of the Company's operating results. In June, 1997, Mr. Osment agreed to further reduce his base salary by an additional ten percent of the previously reduced amount, representing a total reduction of nineteen percent of his contract amount (i.e. from a contract amount of $250,000 per annum to a reduced amount of $202,500 per annum). The foregoing reduction remains in effect as of the date hereof.

     In January, 1993, Mr. Osment was granted an option to purchase 25,000 shares at a price of $6.625 per share under the Company's 1993 Incentive Stock Option Plan in recognition of his continued importance to the success of the Company and his accomplishments to date in reducing operating expenses, reorganizing the Company's sales force and returning the Company to profitability. This option expires in January, 1998. As noted above, the value of this option to Mr. Osment is completely dependent on the performance of the Company's stock price subsequent to the date of grant. Mr. Osment has not received any additional stock options subsequent to the January, 1993 grant.

                                          COMPENSATION, BONUS AND STOCK
                                          OPTION PLAN COMMITTEE

                                          Lawrence M. Levinson, Chairman
                                          Alan Steinert, Jr.
                                          Winthrop P. Rockefeller

                            STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total return to the Company's stockholders during the five-year period ended June 28, 1997, compared to an overall stock market index (Dow Jones Equity Market Index) and the Company's peer group index (Dow Jones Automobile Parts and Equipment excluding Tire and Rubber Makers Index) during the same period, in each case assuming reinvestment of dividends.

                                                                             Automobile Parts
                                                                                     &
                                                                             Equipment|Excluding
        Measurement Period           'Arrow Automotive   Dow Jones Equity     Tire and Rubber
      (Fiscal Year Covered)          Industries, Inc.'        Market              Makers
6/27/92                                     100                 100                 100
6/26/93                                   90.91               115.2              128.55
6/25/94                                  101.82              116.76              130.96
6/24/95                                   85.45              148.89              145.79
6/29/96                                   78.18              187.62              171.83
6/28/97                                   44.55              249.88              209.38

     The stock performance graph assumes $100 was invested on June 27, 1992.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     During the 1997 fiscal year, Burns & Levinson LLP, counsel for the Company, of which firm Lawrence M. Levinson, a director and the Clerk of the Company, is a partner, received legal fees from the Company not exceeding five (5%) percent of the firm's gross revenues.

     The Company formerly leased property in Hudson, Massachusetts, from the Holzwasser Realty Trust, a beneficial interest in which is owned by Harry A. Holzwasser, the children of Harry A. Holzwasser and the children and grandchildren of Mary S. Holzwasser. This property was vacated in 1981 following the shutdown of the plant. It appears that the Company may have been responsible for the release of hazardous waste at the Hudson site. Under the terms of the lease between the Company and the Holzwasser Realty Trust, the Company is responsible for all clean-up costs and other liabilities incurred as a result of its introduction of hazardous waste at said property. To date, the Company has incurred expenses of approximately $1,036,000 in connection with the Hudson site for environmental testing and remedial measures for the clean-up of the site. A groundwater treatment system has been installed at this site. It is anticipated that the operating costs of the groundwater treatment system will be between $30,000 and $40,000 per year and that the system will be operational for up to an additional twenty (20) years. Treatment or removal of contaminated soil may also be required. It is also possible that the groundwater treatment system may be enhanced at some future date to address low levels of contaminants which have been detected at an abutting property. The Company is currently pursuing claims against its insurance carriers for reimbursement of the costs and expenses incurred by the Company in connection with the environmental clean-up and testing at this site.

     During fiscal 1983, Harry A. Holzwasser, Chairman of the Board and a director of the Company, borrowed $58,800 from the Company pursuant to a non-interest bearing demand promissory note, which (as of October 7, 1997) had an outstanding balance of $53,800. During fiscal 1985, Mr. Holzwasser borrowed $450,000 from the Company under a demand promissory note bearing interest at a rate equal to the Company's average borrowing rate, which (as of October 7, 1997) had an outstanding principal balance of $297,297 with accrued interest of $14,863. The largest aggregate amount outstanding under these two loans at any time during the 1997 fiscal year (including all principal and accrued interest) was $382,317.

     During the period from fiscal 1985 through fiscal 1990, James F. Fagan, Executive Vice President, Treasurer, Chief Financial Officer and a director of the Company, borrowed a total of $57,500 from the Company under a series of demand promissory notes bearing interest at a rate equal to the Company's average borrowing rate. As of October 7, 1997, these notes had an aggregate principal balance of $41,180 and accrued interest of approximately $30,777. The largest aggregate amount outstanding under these loans at any time during the 1997 fiscal year (including all principal and accrued interest) was $72,936.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission, and to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company by such Reporting Persons or on the written representations of such Reporting Persons that no reports were required, the Company believes that during the fiscal year ended June 28, 1997, all of the Reporting Persons complied with their Section 16(a) filing requirements with respect to their ownership of the Company's Common Stock.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities and Exchange Act of 1934, and must be received at the corporate headquarters of the Company not later than June 24, 1998.

                                 OTHER MATTERS

     The Board of Directors knows of no matters, other than those discussed in
Part I above, which are to be brought before this meeting. However, if any matter not now known is presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matter.

     The Company will bear the cost of solicitation of proxies. Solicitation of proxies by mail may be followed by telephone or other personal solicitation of certain stockholders by officers or other employees of the Company.

                                          By order of the Board of Directors

                                          LAWRENCE M. LEVINSON
                                          Clerk

October 22, 1997.

     If you do not expect to be present at this meeting and wish your stock to be voted, you are requested to date, sign and mail promptly the enclosed proxy which is being solicited on behalf of the Board of Directors. A return envelope, which requires no postage, is enclosed for this purpose.

            ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME
                          BEFORE IT HAS BEEN EXERCISED

                      ARROW AUTOMOTIVE INDUSTRIES, INC.

                PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 13, 1997

      THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned, having received notice of meeting and proxy statement of the Board of Directors, hereby appoint(s) Lawrence M. Levinson and Harry A. Holzwasser, and each of them acting singly, attorneys or attorney of the undersigned (with full power of substitution in them and in each of them) for and in the name(s) of the undersigned to attend the 1997 Annual Meeting of Stockholders of Arrow Automotive Industries, Inc., to be held at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, Massachusetts 02110, on Thursday, November 13, 1997, at 10:00 a.m., and any adjournment or adjournments thereof, and there to vote and act in regard to all matters which may properly come before said meeting (except those matters as to which authority is hereinafter withheld) upon and in respect to all shares of Common Stock of said corporation upon or in respect of which the undersigned would be entitled to vote or act, and with all powers the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act as directed by the undersigned on the reverse side of this proxy card. THE BOARD OF DIRECTORS FAVORS THE PROPOSALS SET FORTH ON THE REVERSE. IF NO INSTRUCTIONS ARE INDICATED, THE UNDERSIGNED'S VOTE WILL BE CAST IN THE ELECTION OF DIRECTORS FOR THE NOMINEES LISTED IN THE PROXY STATEMENT AND WILL BE CAST FOR PROPOSAL (2) ON THE REVERSE. Attendance of the undersigned at said meeting or at any adjournment or adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat his intention to vote said shares in person.

                        (To Be Signed On Reverse Side)

A [X] Please mark you
      votes as in this
      example.



                 FOR       WITHHELD
                 all       From all
1. ELECTION   nominees     nominees                                                                           FOR   AGAINST  ABSTAIN
   OF            [ ]          [ ]      Nominees: James F. Fagan       2. Proposal to ratify and approve the   [ ]     [ ]      [ ]
   DIRECTORS                                     Jim L. Osment           selection of the firm of Ernst &
                                                 Winthrop P.             Young LLP as auditors of the
[ ]  For, except vote withheld from                Rockefeller           Corporation.
     the following nominee(s)
     ______________________________                                   The undersigned hereby confer(s) upon said attorneys and
     ______________________________                                   proxies, and each of them, discretionary authority to vote
                                                                      (a) upon any other matters or proposals not known at the time of the solicitation of this proxy which may properly come
                                                                      before the meeting, and (b) with respect to the selection of directors in the event of any unforeseen emergency.

                                                                           Mark here for address change and note at left [ ]

                                                                      Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

SIGNATURE(S) ________________________________________ DATE _________________1997

Note: In signing, please write name exactly as appearing on imprint. For stock held jointly, each owner should personally sign. For stock held by a corporation, affix corporate seal. If a fiduciary capacity is attributed to the undersigned in the imprint hereon, this proxy is signed by the undersigned in that capacity.